Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated August 8, 2025 with respect to the consolidated financial statements of Skillful Craftsman Education Technology Limited as of and for the year ended March 31, 2025, appearing in its Annual Report on Form 20-F for the year ended March 31, 2026, in this Registration Statement on Form F-3 (Registration No. 333-290755) and the related Prospectus of Skillful Craftsman Education Technology Limited filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Houston, Texas

August 12, 2026